Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

Steve Lucado

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC. TO BE ACQUIRED BY EQT CORPORATION

ST. MARYS, WEST VIRGINIA, OCTOBER 25 — Trans Energy, Inc. (OTCPINK: TENG) (“Trans Energy”) announced today that it has signed a definitive agreement with EQT Corporation (“EQT”), whereby a wholly owned subsidiary of EQT (the “Purchaser”) will acquire all of the outstanding shares of Trans Energy for $3.58 per share in cash, representing a premium of approximately 250% to Trans Energy’s closing price on October 21, 2016 and a premium of approximately 225% to the weighted average 30-day trading price immediately preceding this announcement. EQT expects to finance the transaction with cash on hand, and the parties expect that the transaction will close in prior to the end of 2016.

Under the terms of the agreement, the Purchaser will commence a tender offer no later than five business days from the date hereof for all outstanding common stock of Trans Energy for $3.58 per share in cash. Upon the successful completion of the tender offer, the Purchaser will acquire all remaining shares of Trans Energy through a second-step merger.

The announcement follows a comprehensive review undertaken by the Board of Directors to maximize stockholder value. After a thorough assessment, the Board of Directors unanimously approved the agreement and unanimously recommends that Trans Energy’s stockholders tender their shares in the tender offer.

The closing of the tender offer is subject to certain conditions, including the tender of a number of Trans Energy shares that, together with shares owned by the Purchaser and its affiliates, represents at least a majority of the total number of Trans Energy outstanding shares and other customary conditions. The closing is also subject to the consummation of the acquisition by EQT or an affiliate of EQT of certain properties from Republic Energy Ventures, LLC and certain of its affiliates and related entities (the Republic Entities”), pursuant to a Purchase and Sale Agreement dated as of October 24, 2016 by and among EQT and the Republic Entities. Trans Energy and the Republic Entities each own interests in these properties.

Concurrently with the execution of the Merger Agreement, each of Trans Energy’s directors, as well as Mark D. Woodburn and Clarence E. Smith entered into a Tender and Support Agreement (the “Support Agreement”) with EQT and Purchaser pursuant to which each such stockholder agreed, among other things, to tender its shares in the tender offer and, if necessary, to vote in favor of the merger. The shares subject to the Support Agreement comprise approximately 58% of Trans Energy’s outstanding shares.

Gordian Group LLC is serving as investment banker to Trans Energy and has provided a fairness opinion to Trans Energy’s Board of Directors with respect to the transaction. Haynes and Boone, LLP and Ballard Spahr, LLP are serving as Trans Energy’s legal counsel.

Notice to Investors

This press release and the description contained herein is for informational purposes only and is not a recommendation, an offer to buy, or the solicitation of an offer to sell any shares of Trans Energy’s common stock. The tender offer referenced in this press release has not commenced. Upon commencement of the tender offer, Purchaser and EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase (the “Offer to Purchase”), a form of letter of transmittal (the “Letter of Transmittal”) and other related documents and, thereafter, Trans Energy will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D9 with respect to the tender offer. EQT, Purchaser and Trans Energy intend to mail documents to the stockholders of Trans Energy. THESE DOCUMENTS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND TRANS ENERGY’S STOCKHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. Stockholders of Trans Energy will be able to obtain a free copy of these documents (when they become available) and other documents filed by Trans Energy, EQT or Purchaser with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders of Trans Energy may obtain a free copy of these documents (when they become available) by visiting the “Investors” section of Trans Energy’s website at http://www.transenergyinc.com/investors.

The Offer to Purchase is not being made to holders of (nor will tenders be accepted from or on behalf of holders of) shares of Trans Energy’s common stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to Purchase to be made by a licensed broker or dealer, the Offer to Purchase shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser or EQT.

About Trans Energy, Inc.

Trans Energy, Inc. is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin.

Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for Trans Energy’s oil and gas production, dependence upon third-party vendors, the uncertainties of the outcome of lawsuits, claims and legal proceedings, and other risks detailed in Trans Energy’s periodic report filings with the Securities and Exchange Commission. Other risks and uncertainties include the following: the risk that one or more closing conditions to the acquisition of Trans Energy by EQT and Purchaser may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, or may require conditions, limitations or restrictions in connection with such approvals; the risk of unexpected costs, charges or expenses resulting from the proposed acquisition of Trans Energy; risks of an occurrence of any event that could give rise to termination of the Merger Agreement; risks that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the contemplated acquisition; and other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.